Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees to file jointly the Schedule 13D to which this joint filing agreement is attached, and any amendments to the Schedule 13D (collectively, as so amended, the “Schedule 13D”) with respect to the Common Stock of Diligent Board Member Services, Inc. which may be deemed necessary, pursuant to the Exchange Act.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this joint filing agreement shall be attached as an exhibit to the Schedule 13D, and any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.

Dated: February 14, 2013

SPRING STREET PARTNERS, L.P.

By:	WEST BROADWAY ADVISORS, L.L.C., its general partner

By:	/s/ Diana L. Hayes
	Name:	Diana L. Hayes
	Title:	Attorney-in-fact

WEST BROADWAY ADVISORS, L.L.C.

By:	/s/ Diana L. Hayes
	Name:	Diana L. Hayes
	Title:	Attorney-in-fact

David Liptak, Individually

/s/ Diana L. Hayes
	By:	Diana L. Hayes, attorney-in-fact